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Exhibit 12.1

Pliant Corporation

Statement Regarding Computation of
Ratios of Earnings to Fixed Charges

(in millions of dollars)

	Fiscal Year Ended December 31,
	2000	2001		2002	2003	2004
Earnings:
Income (loss) before taxes	(72.5)	4.7		(42.0)	(87.8)	(94.6)
Fixed charges (from below)	89.5	78.6		78.8	100.6	149.3

Earnings	17.0	83.3		36.8	12.8	54.7

Fixed Charges:
Interest expense	87.2	76.0		75.3	96.4	145.7
Estimated interest portion of operating leases (assumed 1/3)	2.3	2.6		3.5	4.2	3.6

Fixed charges	89.5	78.6		78.8	100.6	149.3

Ratio of earnings to fixed charges	—	1.1	x	—	—	—
Deficiency of earnings to fixed charges	(72.5)	—		(42.0)	(87.8)	(94.6)
Six months ended June 30,
	2004	2005
Earnings:
Income (loss) before taxes	(44.2)	(49.7)
Fixed charges (from below)	78.0	76.1

Earnings	33.8	26.5

Fixed Charges:
Interest expense	76.2	74.6
Estimated interest portion of operating leases (assumed 1/3)	1.8	1.5

Fixed charges	78.0	76.1

Ratio of earnings to fixed charges
Deficiency of earnings to fixed charges	(44.2)	(49.7)

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Statement Regarding Computation of Ratios of Earnings to Fixed Charges (in millions of dollars)